Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Closing of U.S. $3.28 Million Non-Brokered Private Placement

Denver, Colorado February 2, 2006 – Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the closing of the non-brokered private placement previously announced on January 19, 2006.  The Corporation raised gross proceeds of U.S. $3,280,904 from the sale of 649,684 units priced at U.S. $5.05 per unit.  Each unit consists of one common share and one warrant.  Each warrant will entitle the holder to acquire one common share at an exercise price of U.S. $6.00 for a period of two years from the date of issue.  The Corporation is to register for resale, under the U.S. Securities Act of 1933, the common shares issued in the placement, as well as the common shares issuable upon the exercise of warrants.

“The proceeds of this private placement will be used to supplement our working capital following our expenditure in December 2005 of U.S. $5.2 million as partial consideration for the acquisition of the Hycroft Royalty and approximately 20,000 acres of mineral claims in Nevada, as previously reported, and also for the acquisition of additional projects, if suitable opportunities arise, maintenance and evaluation of current projects and on-going administration costs,” said Mike Richings, President and Chief Executive Officer.

The securities described above have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development.  The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft Mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com